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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Learn2.com, Inc.:

    We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-64365, 333-69861, 333-80357 and 333-90983) on Form S-8
(333-83695, 333-65525, 333-10341, 333-10339 and 333-92697) of our report related to the supplementary consolidated balance sheet of Learn2.com. Inc. (formerly known as 7th Level, Inc.) and subsidiaries as of December 31, 1997, and the related supplementary consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period than ended, which report appears in the Registration Statement on Form S-4 (No. 333-82039) of Learn2.com, Inc.

    Our report dated January 30, 1998 contains an explanatory paragraph that states that Learn2.com, Inc. (formerly known as 7th Level, Inc.) has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about Learn2.com, Inc.'s ability to continue as a going concern. The supplementary consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          KPMG LLP

Dallas, Texas
February 21, 2000